Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

John Bean Technologies Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c) 457(f) 457(o)	19,979,682	—	$1,590,231,912	0.00014760	$234,719

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts(3)					$1,590,231,912		$234,719

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$234,719

(1)

Represents the estimated maximum number of shares of common stock of John Bean Technologies Corporation (“JBT”), par value $0.01 per share (the “JBT Shares”), estimated to be issued to holders of ordinary shares, nominal value ISK 1 per share, of Marel hf. (“Marel” and such shares, the “Marel Shares”) in connection with the business combination of JBT, Marel and their respective subsidiaries by way of a voluntary public takeover offer (the “Offer”) made by John Bean Technologies Europe B.V., a wholly owned subsidiary of JBT, to Marel’s shareholders (the “Marel Shareholders”) to acquire all of the issued and outstanding Marel Shares as described in the proxy statement/prospectus. In the Offer, Marel Shareholders may exchange each Marel Share, at their election, for (i) cash consideration in the amount of €3.60, (ii) stock consideration consisting of 0.0407 newly and validly issued, fully paid and non-assessable JBT Shares) or (iii) cash consideration in the amount of €1.26 along with stock consideration consisting of 0.0265 newly and validly issued, fully paid and non-assessable JBT Shares, in each case subject to the proration provisions described in the proxy statement/prospectus. The number of JBT Shares being registered is based upon the product of (i) 0.0265 and (ii) 753,950,271 Marel Shares outstanding as of May 14, 2024.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(c) and 457(f) under the Securities Act. The proposed maximum aggregate offering price was calculated as the difference of (i) the product of (a) 753,950,271 Marel Shares outstanding as of May 14, 2024, which will be cancelled and exchanged in the Offer, and (b) $3.47, the average of the high and low sale prices of Marel Shares as reported on Nasdaq Iceland on May 13, 2024 (using an exchange rate of $0.71 per 100 Icelandic Króna, based on the exchange rate as of May 13, 2024), minus (ii) $1,025,975,529, the amount of cash to be paid by JBT in connection with the Offer (using an exchange rate of $1.08 per €1, based on the exchange rate as of May 13, 2024). The amount of cash to be paid by JBT in connection with the Offer is equal to approximately €950 million, which reflects the product of (i) €1.26 and (ii) 753,950,271 Marel Shares outstanding as of May 14, 2024.

(3)

Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the proposed maximum aggregate offering price. The fee has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.